Exhibit 5.1

March 6, 2017

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, CA 94063

Ladies and Gentlemen:

We have acted as counsel to AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,813,352 shares of the Company’s Common Stock, par value $0.001 per share (the “2011 EIP Shares”) pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 EIP”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the 2011 EIP, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2011 EIP Shares, when sold and issued in accordance with the 2011 EIP and the Registration Statement and applicable related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Mark B. Weeks

 Mark B. Weeks

3175 hanover street, Palo Alto, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com